Exhibit 3.15

LIMITED LIABILITY COMPANY AGREEMENT

OF CENTENNIAL RESOURCE MANAGEMENT, LLC

This Limited Liability Company Agreement (this “Agreement”) of Centennial Resource Management, LLC (the “Company”), is adopted, executed, and agreed to by Centennial Resource Development, LLC, a Delaware limited liability company (the “Sole Member”), effective as of September 24, 2013.

1. Name. The name of the limited liability company is “Centennial Resource Management, LLC”.

2. Purpose. The Company was formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act, Title 6, Section 18-101 et seq., as amended (the “Act”).

3. Powers. The Company has all of the powers of a limited liability company set forth in the Act.

4. Principal Office. The initial principal office of the Company is at 7871 E. 6th Avenue, Denver, CO 80230, but the Manager may maintain offices wherever the business of the Company may require.

5. Registered Agent and Registered Office. The Company will continuously maintain in the State of Delaware a registered office and a registered agent whose business office is identical with the registered office. The initial registered office and the initial registered agent are specified in the Company’s Certificate of Formation. The Company may change its registered office, its registered agent, or both, upon filing a statement as specified by the Act.

6. Member. The entity named in the preamble to this Agreement is the Sole Member of the Company.

7. Capital Contributions. The Sole Member has agreed to make a capital contribution to the Company of Ten Dollars ($10.00). The Sole Member is not required to make any additional capital contributions to the Company.

8. No Interest on Capital Contributions. The Company will not pay any interest on capital contributions or any other funds contributed to the Company or distributed or distributable by the Company under this Agreement.

9. Tax Status of the Company. In accordance with Treasury Regulation Section 301.7701-2(c), for so long as the Company has a single owner, it shall be disregarded as an entity separate from its owner for federal income tax purposes, but shall be treated as a corporation for purposes of Subtitle C (Employment Taxes and Collection of Income Tax) of the Internal Revenue Code of 1986, as amended.

10. Distributions. Distributions will be made to the Sole Member at the times and in the aggregate amounts determined by the Manager.

11. Management.

11.1 Manager. Except as otherwise provided in this Agreement, the business and affairs of the Company will be managed by a manager. The initial manager will be Centennial Resource Development, LLC (the “Manager”).

11.2 Officers. Officers of the Company may be appointed from time to time by the Manager and shall exercise such powers and perform such duties as are prescribed by the Manager. No officer need be a member of the Company. The officers, if any, of the Company may consist of a President, a Chief Executive Officer, a Chief Financial Officer, a Secretary and any other officers appointed by the Manager. Any number of offices may be held by the same person, as the Manager may determine. Unless the authority of an officer is limited in the document appointing such officer or is otherwise specified by the Manager, any officer so appointed shall have the authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority. The Manager may ratify any act previously taken by an officer acting on behalf of the Company.

11.3 Term of Office. The officers shall hold office for the term for which they were appointed and until their successors are elected and qualify; provided, however, that any officer may be removed at any time with or without cause by the Manager.

11.4 Action by Written Consent. Actions required or permitted to be taken by the Sole Member or the Manager may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the Sole Member or Manager whose approval would be required for the action if taken at a meeting and delivered to the Company for inclusion in the minutes or for filing with the Company records.

12. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, obligations and liabilities of the Company, and neither the Sole Member nor the Manager will be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Sole Member or the Manager of the Company.

13. Exculpation and Indemnification.

13.1 Exculpation. Neither the Sole Member, the Manager, or any officer, employee or agent acting on behalf of the Company (“Indemnified Party”) will be liable to the Company or to any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that an Indemnified Party will be liable for any such loss, damage or claim incurred by reason of such Indemnified Party’s fraud or willful misconduct.

13.2 Indemnification. To the full extent permitted by the Act, an Indemnified Party will be entitled to indemnification from the Company for any loss, damage or claim incurred by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except no Indemnified Party will be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Party by reason of fraud or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 13.2 will be provided exclusively out of and to the extent of Company assets, and neither the Sole Member nor the Manager shall have personal liability on account of this Section 13.2.

14. Dissolution Events. The Company will dissolve, and its affairs shall be wound up, upon the earliest to occur of the following:

(a) the written consent of the Sole Member; or

(b) as otherwise permitted or required under the Act.

15. Winding Up.

15.1 Method. Upon the dissolution of the Company, the Manager or the Manager’s designee will wind up the Company.

15.2 Distribution of Assets. The proceeds of liquidation of the assets of the Company distributable upon a dissolution and winding up of the Company will be applied as set forth in the Act.

16. Miscellaneous.

16.1 Fiscal Year. The fiscal year of the Company will be the calendar year, or as otherwise determined by the Manager.

16.2 Severability. Each provision of this Agreement will be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

16.3 Governing Law. This Agreement and all rights and remedies under this Agreement will be governed by, and construed under, the laws of the State of Delaware, without regard to the conflicts of laws provisions of that state.

16.4 Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Sole Member.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned Sole Member, intending to be legally bound hereby, has duly executed this Agreement as of the date and year first above written.

CENTENNIAL RESOURCE DEVELOPMENT, LLC

By:	/s/ Ward Polzin
Name:	Ward Polzin
Title:	CEO

[SIGNATURE PAGE TO LLC AGREEMENT]